[TRIAD LETTERHEAD]
Exhibit 5.2
October 12, 2005
Triad Financial Corporation
7711 Center Avenue, Suite 100
Huntington Beach, California 92647

Re:	Registration Statement on Form S-4 (Registration No. 333-126538)
Ladies and Gentlemen:
     I am issuing this opinion letter in my capacity as Corporate Counsel to Triad Financial Corporation, a California corporation (the “Issuer”). This opinion letter is being delivered in connection with the proposed registration by the Issuer of $150,000,000 in aggregate principal amount of the Issuer’s 11.125% Senior Notes due 2013, Series B (the “Exchange Notes”) pursuant to Amendment No. 1 to a Registration Statement on Form S-4 (Registration No. 333-126538) as originally filed with the Securities and Exchange Commission (the “Commission”) on or about the date hereof, under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”).
     The Exchange Notes are to be issued pursuant to the Indenture, dated as of April 29, 2005, among Triad Acquisition Corp. and JPMorgan Chase Bank, N.A., as trustee, as supplemented by the Supplemental Indenture, also dated as of April 29, 2005, among the Issuer and JPMorgan Chase Bank, N.A., as trustee (as may be amended or supplemented from time to time, the “Indenture”). The Exchange Notes are to be issued in exchange for and in replacement of the Issuer’s outstanding 11.125% Senior Notes due 2013 (the “Outstanding Notes”), of which $150,000,000 in aggregate principal amount is outstanding.
     In connection with issuing this opinion letter, I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary for the purposes of this opinion, including (i) resolutions of the Issuer with respect to the issuance of the Exchange Notes, (ii) the Indenture, (iii) Registration Statement and (iv) the Exchange and Registration Rights Agreement, dated as of April 29, 2005, by and among Triad Acquisition Corp., the Issuer, Goldman, Sachs & Co. and Citigroup Global Markets Inc.
     For purposes of this opinion, I have assumed the authenticity of all documents submitted to me as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to me as copies. I have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto (other than the Issuer) and the due authorization, execution and delivery of all documents by the parties thereto (other than the Issuer). As to any facts material to the opinions expressed herein which I

Triad Financial Corporation
October 12, 2005

have not independently established or verified, I have relied upon statements and representations of officers and other representatives of the Issuer and others.
     My opinion expressed below is subject to the qualifications that I express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies, (iv) any laws except the laws of the State of California and the State of California case law decided thereunder and (v) the “Blue Sky” laws and regulations of the State of California.
     Based upon and subject to the foregoing assumptions, qualifications and limitations, and the further limitations set forth below, I am of the opinion that:
1.	The Issuer is duly incorporated and is validly existing as a corporation in good standing under the laws of the State of California.

2.	The Indenture has been duly authorized, executed and delivered by the Issuer.

3.	The Exchange Notes have been duly authorized by the Issuer.
     This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. I assume no obligation to revise or supplement this opinion should the present laws of the State of California be changed by legislative action, judicial decision or otherwise.
     This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose, except that Kirkland & Ellis LLP may rely upon this opinion to the same extent as if it were an addressee hereof.
     I hereby consent to the filing of this opinion with the Commission as Exhibit 5.2 to the Registration Statement. I also consent to the reference to me under the heading “Legal Matters” in the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely,
/s/ Mordechai Seidner

Mordechai Seidner Corporate Counsel